Exhibit 10.53

LEASE

THIS LEASE is made and entered into effective as of May 30, 2007, by and between JFS Desert Fountain Properties, LLC, (“Landlord”), a Minnesota limited liability company, and Classic Affairs, Inc. (“Tenant”), a Minnesota corporation.

Landlord, in consideration of the rents, terms, covenants, conditions and agreements hereinafter provided and described on the part of Tenant to be paid, kept and performed, hereby leases and lets unto Tenant, and Tenant hereby takes and hires from Landlord, the Property described in Article I hereof, and Landlord and Tenant hereby covenant, promise and agree as follows:

ARTICLE I.

THE PROPERTY

The Property consists of real property located at 115 4th Street South, Minneapolis, Minnesota, 55402 and legally described as set forth in Exhibit A hereto, together with all buildings and improvements thereon and all appurtenances belonging thereto.

ARTICLE II.

TERM

The term of this Lease (“Term”) shall be approximately one (1) month, commencing on May 30, 2007 (the “Commencement Date”), and ending on June 30, 2007. In the event Tenant holds over at the end of the Term, Tenant’s occupancy of the Property shall be on a month-to-month basis only and shall not constitute a renewal or extension of this Lease.

ARTICLE III.

BASE RENT

Tenant shall pay to Landlord, at 60 South Sixth Street, Suite 2540, Minneapolis, MN 55402 or at such other place as Landlord may from time to time designate in writing, minimum rent (“Base Rent”) in the amount of eight-hundred thirty-three dollars and no/100 ($833.00) per day and payable in advance on the Commencement Date and on the first day of each and every calendar month during the Term. If the Commencement Date occurs other than on the first day of a calendar month, the monthly installment of Base Rent payable for the calendar month during which the Commencement Date occurs shall be prorated, based on the number of days during such calendar month from and including the Commencement Date through the end of such calendar month. In the event Tenant or an affiliate of Tenant purchases the property, any Base Rent paid, but not yet earned, shall be refunded to Tenant.

This Lease is a net lease, and all rents and other sums payable under this Lease by Tenant, whether denominated as rents or otherwise, shall be considered rent as between Landlord and Tenant and shall be paid without offset, counterclaim, abatement or defense, and this Lease shall not be subject to termination by Tenant by reason of any cause whatever, unless such right to terminate is expressly set forth in this Lease.

ARTICLE IV.

TAXES

Tenant agrees to pay, as additional rent, before the same would be delinquent, all real estate taxes and installments of special assessments against the Property due and payable in each year during the Term, including, without limitation, one hundred eighty-eight dollars and 15/100 ($188.15) in real estate taxes per day. The amount of such taxes and assessments payable by Tenant during any partial calendar year in the Term shall be prorated, based on the number of days during such calendar year which are within the Term.

ARTICLE V.

ACCEPTANCE OF PROPERTY; REPAIRS AND MAINTENANCE

By taking occupancy of the Property, Tenant shall be deemed to have acknowledged that it has inspected the Property and accepts it in an “as is” condition. It is the intention of the parties that Landlord shall have no obligation of repair under this Lease and that Tenant shall be responsible for all maintenance, repairs, replacements and renewals.

Tenant covenants and agrees to keep and maintain the Property in good order, condition and repair, including without limitation the interior and exterior portions of all doors, doorchecks and operators, windows, plate glass, plumbing, water and sewage facilities, fixtures, electrical equipment, interior and exterior walls, ceilings and roofs, signs, interior and exterior building appliances and similar equipment used for the Property, and heating and air conditioning equipment, and Tenant further agrees to replace any of said equipment when necessary. Tenant shall keep the Property and the fixtures and equipment therein in a clean, safe and sanitary condition; will take good care thereof; will suffer no waste or injury thereto; will neither do nor permit to be done therein anything which is in violation of the terms of any mortgage or insurance policy on or relating to the Property; will neither do nor permit to be done on the Property anything in violation of any law or ordinance applicable thereto; and will at the expiration or other termination of the Term, surrender the same, broom clean, in the same order and condition in which they are on the Commencement Date, ordinary wear and tear excepted. Tenant also shall be responsible for snow removal from stoops, walkways, parking lots and driveways on or adjoining the Property.

If Tenant refuses or neglects promptly and adequately to commence or complete any repairs to or maintenance of the Property in the condition required above, Landlord may, but shall not be required to, do so, in which event Tenant shall pay the cost thereof to Landlord upon demand.

Landlord has made no representation as to any particular zoning or permitted use of the Property, and Tenant is taking the Property without reliance upon any representation of Landlord as to the use to which Tenant intends to put the Property.

ARTICLE VI.

INSURANCE AND INDEMNITY

Throughout the Term, Tenant at its expense shall procure and maintain public liability insurance with respect to the use and occupancy of the Property, with combined limits of at least $1,000,000, and Landlord of the Property shall at all times be named as an additional insured thereon. Each such liability policy shall provide that it cannot be canceled without thirty (30) days’ prior written notice to Landlord and each such mortgagee.

Landlord reserves the right to place rent insurance on the Property, insuring against the loss of rental income from this Lease in an amount not to exceed one year’s rent. Tenant shall reimburse Landlord for the cost of all such policies of insurance placed by Landlord. The cost of such insurance shall be additional rent due under this Lease and shall be paid by Tenant, either in equal monthly installments or on the anniversary date of such policy, at Landlord’s option.

Throughout the Term, Tenant at its expense shall procure and maintain insurance, naming Landlord and its mortgagee(s) as insured parties, which covers the Property against fire, windstorm and such other risks as may be included in all risk type insurance as may from time to time be available, in the amount of the full insurable value of the Property, and with such endorsements as Landlord deems appropriate in the exercise of its reasonable business judgment. Such insurance shall be issued so as to be in compliance with the requirements of any mortgage encumbering the Property. Throughout the Term, Tenant at its expense also shall procure and maintain adequate hazard insurance covering its personal property located at the Property, and Landlord and its mortgagee(s) shall be additional insureds under said policy. Tenant shall provide to Landlord and its mortgagee(s), not later than ten (10) days before the Commencement Date and each subsequent expiration date of each such policy, a copy or other evidence acceptable to Landlord in its reasonable discretion, of each such policy and the renewal or replacement thereof.

All policies of insurance shall carry a waiver of subrogation clause in favor of Landlord, and Tenant hereby releases Landlord and covenants that Landlord shall not be liable to Tenant, Tenant’s insurance carrier or carriers, or anyone claiming under or through Tenant, for any liability for loss or damage whatsoever occasioned to property owned by Tenant or others which is caused by or might be incident to or may be the result of fire or any other casualty insured under the above policies, regardless of the cause or origin of such loss or damage, specifically including the negligence of Landlord, its agents, employees, invitees or guests, it being the intent of the parties that as to insured loss, Tenant shall be limited to recovery from any insurance which it carries or shall have assumed the risk of such loss.

Tenant shall defend, indemnify and hold Landlord harmless against any and all claims, damages and lawsuits and any orders, decrees or judgments which may be entered therein, brought for damages or alleged damages resulting from any injury to person or property or from loss of life sustained in or about the Property, and Tenant agrees to save Landlord harmless from, and indemnify Landlord against, any and all injury, loss or damage, of whatever nature, to any person or property caused by or resulting from any act, omission or negligence of Tenant or any employee or agent of Tenant.

Landlord shall not be liable to Tenant or to any other person or persons for or on account of any injury or damage to person or property arising on or occurring on the Property or resulting from falling ceilings or walls or wall coverings, gas leakage, electrical malfunction, plumbing malfunction, dampness, water or rain which may leak from any part of the Property, from pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, or resulting from any other cause whatsoever, or from loss of or damage to property caused by theft or burglary or any other cause.

Notwithstanding the foregoing, to the extent that any mortgage placed on the Property by Landlord requires insurance coverage exceeding, in policy limits or scope, the provisions of this Article, Tenant shall provide the insurance required by such mortgage unless and until such mortgage shall have been fully paid and satisfied or until the Term shall have expired or otherwise ended.

ARTICLE VII.

UTILITIES

Tenant shall be liable for and agrees to pay before delinquent the charges for all utility services rendered or furnished to the Property, including heat, water, natural gas, electricity, sewer, sewage treatment facilities and the like, which may be levied, imposed or assessed against the Property during the Term.

ARTICLE VIII.

SUBLEASING OR ASSIGNMENT

Tenant may not sublease, sell, assign, mortgage or transfer any of its interest in this Lease or the Property without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Any such assignment or subletting will not release Tenant from its obligations under this Lease, unless expressly agreed to by Landlord in writing. If Tenant shall become a debtor under the United States Bankruptcy Code, shall have or suffer the appointment of a receiver of its property, shall make an assignment for the benefit of its creditors, or its rights hereunder shall be taken under execution, it shall be construed as an assignment of this Lease within the meaning hereof, and Landlord shall have all rights and remedies available to Landlord upon default by Tenant.

ARTICLE IX.

ALTERATIONS

Tenant will not make any alterations to the Property without the written consent of Landlord, which consent will not be unreasonably withheld or delayed provided such alterations will not cause a breach or default under any mortgage on the Property. If Tenant shall desire to make any such alterations, an accurate written description thereof shall first be submitted to and approved by Landlord in writing, and any such alterations shall be done by Tenant at its own expense. Tenant agrees that all such work shall be done in a good, workerlike manner, and in conformance with applicable building codes, that the structural integrity of the Property shall not be impaired, and that no liens shall attach to the Property by reason thereof. Unless Landlord shall elect that all or any part of such alterations shall remain, the Property shall be restored to its original condition (except as to any part of said alterations which Landlord shall elect to remain) by Tenant before the expiration of the Term at Tenant’s expense. Any such alterations or any improvements made by Tenant to the Property which Landlord elects shall remain at the expiration or sooner termination of the Term shall become the property of Landlord as soon as they are affixed to the Property and all right, title and interest therein of Tenant shall immediately cease unless otherwise agreed to in writing. Tenant further agrees that if Tenant makes such alterations, Tenant will indemnify and save Landlord harmless from all expenses, liens, claims or damages to persons, property or the Property arising out of or resulting from Tenant’s undertaking or making of such alterations or additions.

ARTICLE X.

USE

Tenant shall not store any goods or merchandise in or use the Property for any purpose which will in any way impair or violate the requirements of any policies of insurance on the Property. Tenant and its use of the Property will comply with all statutes, ordinances, rules, orders, regulations and requirements of all federal, state, city and local governments, and with all rules, orders and regulations of the applicable board of fire underwriters which affect the use of the Property.

ARTICLE XI.

RIGHT TO INSPECT

Landlord shall have the right to keep pass keys to the Property. Tenant agrees that no additional locks will be placed on any doors without the written consent of Landlord.

Landlord and its agents and employees shall have the right to enter the Property at all reasonable times to inspect the Property, to make repairs, and to maintain the Property, and to exhibit the Property to prospective tenants and to place upon the doors or in the windows or elsewhere on the Property any usual or ordinary “for lease” signs.

ARTICLE XII.

DESTRUCTION OF THE PROPERTY

In the event the Property shall be destroyed or so damaged by fire, explosion, windstorm or other casualty as to be entirely untenantable, Landlord may restore the Property within a reasonable time (after giving to Tenant the notice hereafter referred to) or may terminate this Lease and the Term as of the date of the destruction or damage, in either case by giving Tenant notice within thirty (30) days after the date of the destruction or damage. If, however, the Property shall be so slightly injured by any cause as not to be rendered unfit for occupancy, Landlord shall repair and restore the same with reasonable promptness to as near as practicable its pre-existing condition; provided, however, Landlord shall not be obligated to expend any sums in excess of the amount of insurance proceeds which it receives on account of said casualty. Rent shall be prorated on the basis of usable space during such repairing or restoration. If the damage is not repaired by Landlord within a reasonable time or in any event within one hundred eighty (180) days after the damage occurred, Tenant shall have the right to terminate this Lease by giving to Landlord notice of such termination within thirty (30) days after the end of such 180-day period.

ARTICLE XIII.

DEFAULT

Each of the following shall be deemed a default by Tenant and a breach of this Lease:

a. Failure to pay the rent herein reserved, or any part thereof, for a period of five (5) days after the due date.

b. Failure to pay any additional rent for a period of five (5) days after notice of non-payment thereof.

c. Failure to do, observe, keep and perform any of the terms, covenants, conditions, agreements and provisions of this Lease to be done, observed, kept or performed by Tenant for a period of ten (10) days after notice specifying such failure.

d. Abandonment of the Property by Tenant, adjudication of Tenant as a debtor under the United States Bankruptcy Code, making by Tenant of a general assignment for the benefit of creditors, appointment of a permanent receiver or trustee in bankruptcy for Tenant or substantially all of Tenant’s property, or appointment of a temporary receiver which is not vacated within thirty (30) days after the date of such appointment.

ARTICLE XIV.

REMEDIES ON DEFAULT

In the event of any such default by Tenant and at any time thereafter, Landlord may at its option and without limiting Landlord in the exercise of any other right or remedy it may have on account of such default, and without any further demand or notice:

a. Pay such sums of money as may be required to cure (in whole or in part) such default, such as but not limited to, the cost of purchasing insurance, making repairs, performing maintenance, or otherwise performing on behalf of Tenant any obligation of Tenant hereunder, and the sums paid by Landlord shall be immediately due and payable by Tenant to Landlord and shall be additional rent due under this Lease.

b. Declare this Lease at an end, re-enter the Property with or without process of law, eject all parties in possession, and repossess and enjoy the Property together with all additions, alterations and improvements thereto.

c. Re-enter the Property with our without process of law, eject all parties in possession thereof and without terminating this Lease, at any time and from time to time, relet the Property or any part or parts thereof, for the account of Tenant or otherwise, receive and collect the rents therefor, applying the same first to the payment of such expenses as Landlord may have paid, assumed or incurred in recovering possession of the Property, including costs, expenses and attorneys’ fees, and for placing the same in good order and condition or preparing or altering the same for reletting and all other expenses, commissions and charges paid, assumed or incurred by Landlord in reletting the Property, and then to the fulfillment of the covenants of Tenant. Any such reletting as provided for herein may be for the remainder of the Term or for a longer or shorter period, and Landlord may execute any lease made pursuant to this Lease in its own name. Tenant shall pay to Landlord all such sums required to be paid by Tenant up to the time of reentry by Landlord, and thereafter Tenant shall, if required by Landlord, pay to Landlord until the end of the Term the equivalent of the amount of all rent and other charges required to be paid by Tenant under the terms of this Lease, less the avails of such reletting during the Term, if any, after payment of the expenses of Landlord as aforesaid, and the same shall be due and payable on the same days that rent is due hereunder.

The foregoing rights and remedies of Landlord shall be cumulative to each other and to all other rights and remedies now or hereafter given to Landlord by law or by the terms of this Lease.

ARTICLE XV.

LIENS

Tenant shall not do or cause anything to be done whereby the Property may be encumbered by any mechanic’s or other statutory or contractual lien. Whenever and as often as any mechanic’s or other lien is filed against the Property purporting to be for labor or materials furnished or to be furnished to Tenant or to the Property at the request of Tenant or any contractor or subcontractor of Tenant, Tenant shall remove the lien by payment or by bonding with a surety company authorized to do business in Minnesota within thirty (30) days after the date of recording of said mechanic’s or other lien. Should Tenant fail to take the foregoing steps within said thirty (30) day period, Tenant shall be in default under this Lease and Landlord shall have the right, among other things, to pay said lien without inquiring into the validity thereof, and Tenant forthwith shall reimburse Landlord for the total expense incurred by Landlord in discharging said lien, as additional rent hereunder.

ARTICLE XVI.

NO WAIVER

No agreement to accept a surrender of the Property shall be valid unless in a writing signed by Landlord. The delivery of keys to any employee of Landlord or Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Property. No waiver by Landlord of a breach of any covenant, condition or agreement herein contained shall operate as a waiver of such covenant, condition or agreement itself or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent herein stipulated or of additional rent due hereunder shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or letter accompanying the check for payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or partial payment without prejudice to Landlord’s right to recover the balance of such rent or to pursue any other remedy provided in this Lease.

ARTICLE XVII.

QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the rent and performing the covenants hereof, shall at all times during the Term, peaceably and quietly have, hold and possess and enjoy the Property.

ARTICLE XVIII.

MISCELLANEOUS PROVISIONS

Any and all reasonable attorneys’ fees, costs of collection and expenses incurred by Landlord in the enforcement of any of the terms or conditions of this Lease, whether or not incurred in connection with any legal proceeding, shall be payable by Tenant, and such attorneys’ fees, costs and expenses shall be deemed additional rent and shall, upon the giving of notice thereof by Landlord to Tenant, be immediately due and payable to Landlord by Tenant. In the event Landlord shall commence legal action, or any eviction proceeding or other proceeding for collection of rent due hereunder, all such attorneys’ fees and costs shall for the purposes of such action or proceeding be deemed a past due obligation to pay rent.

Tenant has no right to light from or air space over any property adjoining the Property.

All notices, consents, demands and requests which may be or are required to be given by either party to the other shall be in writing, and shall be deemed to have been given on the earliest to occur of (i) when personally delivered, or (ii) when sent by confirmed fax (telecopy) provided the original thereof is mailed by first class mail promptly after transmission of such fax or (iii) when deposited with the United States Postal Service, registered or certified mail, postage prepaid with return receipt requested, in each case addressed as follows:

If to Landlord:	JFS Desert Fountain Properties, LLC
60 South Sixth Street, Suite 2540
Minneapolis, MN 55402;

If to Tenant:	Classic Affairs, Inc.
115 4th Street South
Minneapolis, MN 55402.

Any written notice given in a manner other than specified in this Lease shall be deemed to have been given only upon actual receipt by the addressee. Either party may change its address for notices at any time and from time to time, by notice to the other party.

This Lease contains the entire agreement between the parties and may not be amended or modified except in writing. The terms, conditions and covenants contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective successors, legal representatives and permitted assigns.

This Lease shall be governed by and construed under the laws of the State of Minnesota.

In the event that any provision of this Lease shall be held invalid or unenforceable, no other provision of this Lease shall be affected by such holding, and all remaining provisions of this Lease shall continue in full force and effect.

Article captions are inserted only for convenience of reference, and are not intended to define, limit or describe the scope, intent and language of this Lease or its provisions.

The term Landlord as used herein shall mean the owner of the Property from time to time, so that in the event of any sale or transfer of the Property, the covenants and obligations of Landlord hereunder shall be imposed upon such successor in interest and any prior Landlord shall be freed and relieved of all covenants and obligations of Landlord hereunder. Tenant agrees that upon assignment by Landlord of Landlord’s interest in this Lease and the Property, Landlord shall not thereafter be liable for performance of any of Landlord’s covenants and agreements contained in this Lease, and Tenant agrees that Landlord’s liability to Tenant for the performance of Landlord’s covenants and agreements under this Lease shall be limited to Landlord’s interest in the Property.

LANDLORD:		TENANT:

JFS DESERT FOUNTAIN PROPERTIES, LLC		CLASSIC AFFAIRS, INC.

	/s/ J. Sabes		/s/ Donald W. Prosser
By:	J. Sabes	By:	Donald W. Prosser
Its:	Managing Member	Its:	Chief Financial Officer